Exhibit 99.1

F-star Therapeutics Announces License Agreement with Janssen to Develop and Commercialize Multiple Next Generation Bispecific Antibody Therapeutics

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass. — October 20, 2021 — (Globe Newswire) F-star Therapeutics, Ltd. (NASDAQ: FSTX) (“F-star” or the “Company”), a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer, today announced that it has entered into a license and collaboration agreement with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson. The agreement was facilitated by Johnson & Johnson Innovation.

Under the terms of the agreement, F-star will grant Janssen a worldwide, exclusive royalty-bearing license to research, develop, and commercialize up to five novel bispecific antibodies directed to Janssen therapeutic targets using F-star’s proprietary Fcab™ and mAb2™ platforms. Janssen will be responsible for all research, development, and commercialization activities under the agreement.

Neil Brewis, Ph.D., Chief Scientific Officer of F-star said, “We are pleased to collaborate with Janssen and leverage the science of F-star’s proprietary tetravalent bispecific technology. Beyond our proprietary pipeline, we believe there is broad potential for our mAb2 platform to produce multiple next-generation bispecific antibody therapeutics.”

Under the terms of the agreement F-star is entitled to receive upfront fees of $17.5 million, near-term fees and potential further milestones of up to $1.35 billion. F-star is also eligible to receive potential tiered mid-single digit royalties on annual net sales.

About F-star’s Fcab™ and mAb2™ Platforms

F-star’s proprietary platform allows substitutions in the Fc region of a natural antibody, creating two additional distinct antigen binding sites. The resulting Fcab (Fc with antigen binding) building blocks can be rapidly inserted into a natural IgG antibody format to create tetravalent mAb2 bispecific antibodies that bind, simultaneously, to two different antigens.

F-star’s mAb2 bispecific antibodies are designed to conserve the natural human antibody format, with greater than 95% identity, providing minimal systemic toxicity, low immunogenicity risk, and ease of manufacturability.

Fcab building blocks can be used to generate not only bispecific antibodies but also tri-specific antibodies and fusion proteins.

F-star has 230 granted patents and over 150 pending applications covering its Fcab and mAb2 technology and associated product pipeline.

About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit our website and follow us on LinkedIn and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements, other than statements of historical fact, regarding, among other things, statements relating to the broad potential for F-star’s mAb2 platform to produce multiple next-generation bispecific antibody therapeutics, and F-star’s ability to receive milestones of up to $1.35 billion and tiered mid-single digit royalties on annual net sales pursuant to the agreement with Janssen. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements are based on F-star’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that it may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that its clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later state clinical trials, that F-star faces significant competition in its drug discovery and development efforts, risks from global pandemics including COVID-19, and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in F-star’s filings with the SEC. New factors emerge from time to time and it is not possible for F-star to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to us as of the date of this press release. F-star does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Helen Shik

Shik Communications LLC

+1 617-510-4373

Shik.Helen10@gmail.com